PACIFIC INCOME ADVISERS, INC.

                                 Code of Ethics

                     Amended effective as of October 1, 2003


I.      DEFINITIONS
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        A.      "Access person" means any director, officer or advisory person of the Adviser.

        B.      "Act" means the Investment Advisers Act of 1940, as amended.

        C. "Advisory Person" means: (i) any employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to the Adviser with regard to the purchase or sale of Covered Securities by the Adviser.

        D. A Covered Security is "being considered for purchase or sale" when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

        E. "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

        F. "Control" has the same meaning as that set forth in Section 20 of the Securities Exchange Act of 1934.

        G. "Covered Security" means a security as defined in Section 202(a)(18) of the Act, except that it does not include:

                        (i) Direct obligations of the Government of the United States;

                        (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

                        (iii) Shares issued by open-end registered investment companies, including exchange traded funds.

        H.      "Adviser" means Pacific Income Advisers, Inc.

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        I.      "Investment personnel" means: (i) any employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Adviser; and (ii) any natural person who controls the Adviser and who obtains information concerning recommendations made to the Adviser regarding the purchase or sale of securities by the Adviser.

        J. A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to
                Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

        K. "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

II.     CODES OF ETHICS OF INVESTMENT ADVISERS AND SUB-ADVISERS
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        A.      Prior to retaining the services of a sub-adviser to the Adviser, the Adviser shall approve the code of ethics adopted by the sub-adviser. Prior to approving any such code of ethics or amendment thereto, the Adviser shall receive a certification from the sub-adviser that it has adopted such procedures as are reasonably necessary to prevent access persons of the sub-adviser from violating such code. Prior to approving this Code of Ethics and the code of ethics of a sub-adviser, and any material changes thereto, the Adviser must determine that any such code of ethics contains provisions reasonably necessary to prevent the applicable access persons from violating relevant provisions of state and/or federal securities laws.

III.    EXEMPTED TRANSACTIONS
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                Except where indicated, the prohibitions of Section IV of this
                Code of Ethics shall not apply to:

                        (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control. Examples include, but are not limited to, holdings in an account managed by the Adviser.

                        (b) Purchases or sales of Covered Securities which are not eligible for purchase or sale by the Adviser; provided, however, that the prohibitions of Section IV.B. of this Code of Ethics shall apply to such purchases and sales. Examples include those relatively few securities which would not be generally considered for purchase or sale as provided for in the investment guidelines of accounts managed by the Adviser.

                        (c) Purchases or sales which are non-volitional on the part of either the access person or the Adviser. Examples include the liquidation of securities due to a margin call, lien, bankruptcy or other judicial process.


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                        (d)     Purchases which are part of an automatic
                                dividend reinvestment plan, a direct stock purchase plan or pursuant to a valid stock option plan.

                        (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

                        (f) Purchases or sales which receive the prior approval of the Adviser because they are only remotely potentially harmful to the clients of the Adviser because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by clients of the Adviser. Examples include trades in securities on the Restricted List of the Adviser that are precleared as provided for in the Adviser's Written Supervisory Procedures.

                        (g) Rollover of IRA or 401(k) assets with purchases or sales pending settlement.

                        (h) Purchases or sales of closed-end registered investment companies.

IV.     PROHIBITED PURCHASES AND SALES
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        A.      Except in a transaction exempted by Section III of this Code, no Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. The code of ethics of each sub-adviser to the Adviser shall contain a similar prohibition, although it may permit purchases or sales if the access person had no actual knowledge at the time of the purchase or sale that it was being considered for purchase or sale of the sub-adviser or was being purchased or sold by the sub-adviser.

        B. Except in a transaction exempted by Section III of this Code of Ethics, an Advisory Person must obtain approval from the Chief Investment Officer of the Adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. Prior approval shall not be given if the Chief Investment Officer of the Adviser believes that the investment opportunity should be reserved for clients of the Adviser (where applicable) or is being offered to the individual by reason of his or her position with the Adviser. The code of ethics of each sub-adviser for the Adviser shall contain a similar prohibition, but may provide for prior approval of an officer of sub-adviser.

V.      REPORTING
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        A.      Except as provided in Section V.B. of this Code of Ethics, every Access Person shall report to the Adviser the information described in Section V.C., Section V.D. and
                Section V.E. of this Code of Ethics. All reports shall be filed with the Adviser's Compliance Department.


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        B.      1.      An Access Person need not make a report with respect to
                        transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

                2. An Access Person need not make a quarterly transaction report pursuant to Section V.D. of this Code of Ethics if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser with respect to the Access Person in the time period required by Section V.D., provided that all of the information required by Section V.D. is contained in the broker trade confirmations or account statements or in the records of the Adviser.

        C. Every Access Person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

                1. The title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect beneficial ownership when the person becomes an Access Person;

                2. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

                3.      The date that the report is submitted by the Access
                        Person.

        D. Every Access Person shall, no later than ten (10) days after the end of a calendar quarter, file a quarterly transaction report containing the following information:

                1. With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

                        (a) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

                        (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                        (c) The price of the Covered Security at which the transaction was effected;

                        (d) The name of the broker, dealer or bank with or through whom the transaction was effected; and

                        (e) The date that the report is submitted by the Access Person.

                2. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access
                        Person:


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                        (a)     The name of the broker, dealer or bank with whom
                                the Access Person established the account;

                        (b)     The date the account was established; and

                        (c) The date that the report is submitted by the Access Person.

        E. Every Access Person shall, no later than January 30 each year, file an annual holdings report containing the following information as of the preceding December 31:

                1. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                2. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                3.      The date that the report is submitted by the Access
                        Person.

        F.      Any report filed pursuant to Section V.C., Section V.D. or
                Section V.E. of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

        G. The Chief Investment Officer of the Adviser or designee shall review all reports filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics. The Chief Investment Officer of the Adviser or designee shall identify all Access Persons who are required to file reports pursuant to this Section V. of this Code of Ethics and must inform such Access Persons of their reporting obligations.

        H. The codes of ethics of each sub-adviser for the Adviser shall contain similar reporting and review requirements, but may identify different persons with whom reports shall be filed and by whom reports shall be reviewed. To avoid duplicate filings, Access Persons of the Adviser that are also access persons of a sub-adviser for the Adviser need not file reports pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics if the access person files reports with a sub-adviser pursuant to the code of ethics of that sub-adviser.

VI.     SANCTIONS
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Upon discovering a violation of this Code of Ethics, the Senior Management of the Adviser may impose sanctions or disciplinary action, including termination of employment, as it deems appropriate. Access Persons should note that the anti-fraud provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 and applicable state securities laws apply with regard to all personal securities transactions.






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